Exhibit 99.3

news release

FACET BIOTECH ANNOUNCES DACLIZUMAB PROGRAM IN MULTIPLE SCLEROSIS
TO ADVANCE

— Company plans to request Special Protocol Assessment for phase 3 trial —

Redwood City, Calif.  — August 3, 2009 — Facet Biotech Corporation (Nasdaq: FACT) today announced its decision, along with its partner Biogen Idec,  to continue planning for the phase 3 trial of daclizumab high-yield process (DAC HYP) in multiple sclerosis (MS). The company plans to request a Special Protocol Assessment from the U.S. Food and Drug Administration (FDA) prior to the initiation of this study. The companies expect to start the phase 3 trial during the first half of 2010.

“We look forward to working with Biogen Idec to advance the DAC HYP program,” said Faheem Hasnain, president and CEO of Facet Biotech. “We believe that DAC HYP could be an important treatment option for MS. Despite advances in MS treatment, there remains a significant need for additional therapies in this patient population.”

The companies continue to enroll patients in the SELECT phase 2b monotherapy study of DAC HYP in MS as they plan for the phase 3 study. The independent Safety Monitoring Committee (SMC) for the SELECT study conducted a planned interim futility analysis of a subset of the data and, based on that analysis, the SMC recommended the continuation of the SELECT trial. SELECT remains a blinded study.

Additional details about the phase 3 study will be available prior to the start of the trial. Upon enrollment of the first patient into the phase 3 study, Facet would receive a $30 million milestone payment from Biogen Idec.

SELECT is a phase 2b, randomized, placebo-controlled, dose-ranging study of DAC HYP as a monotherapy treatment in patients with relapsing-remitting MS.  Approximately 600 patients will be randomized to receive 150 mg DAC HYP, 300 mg DAC HYP or placebo every four weeks as a subcutaneous injection. The primary endpoint is reduction in the annualized relapse rate. Secondary endpoints include reductions of new or enlarged gadolinium-enhanced magnetic resonance imaging lesions. SELECT is considered to be the first of two registration-enabling trials required by regulatory authorities.

Under the terms of the collaboration agreement between Facet and Biogen Idec, in the U.S. and Europe, the two companies equally share the costs of all development activities and, if any of the products are commercialized, all operating profits. Each party will have co-promotion rights in the U.S. and Europe, based upon sales capabilities of each party at the time. Outside the U.S. and Europe, Biogen Idec will fund all incremental development and commercialization costs and pay a royalty to Facet.  Facet also is eligible for future development and regulatory milestones based on the further successful development of daclizumab.

Conference Call and Webcast

Facet Biotech is holding its Q2 2009 financial results call tomorrow, August 4, 2009, at 4:30 p.m., Eastern Time, and will discuss today’s announcement regarding the DAC HYP trial during that call. The webcast is accessible at the Company’s website at www.facetbiotech.com.

About Daclizumab

Daclizumab is a humanized monoclonal antibody that binds to the high affinity IL-2 receptor and selectively inhibits this receptor on activated T cells. Hoffmann-La Roche, Inc. currently markets daclizumab under the name Zenapax® under a license from Facet Biotech. Zenapax is indicated for intravenous use for the prophylaxis of acute organ rejection in patients receiving renal transplants. For clinical development in chronic diseases, Facet has developed a high-yield manufacturing process for daclizumab (DAC HYP), which includes a high concentration, liquid formulation for subcutaneous delivery. DAC HYP is an investigational agent in clinical development for the treatment of MS under a collaboration between Facet and Biogen Idec. Daclizumab is not approved for the treatment of MS.

About Multiple Sclerosis

MS is a chronic disease of the central nervous system that affects approximately two million people worldwide. It is a disease that affects more women than men, with onset typically occurring between 20 and 50 years of age. MS is caused by damage to myelin, the protective sheath surrounding nerve fibers in the central nervous system, which interferes with messages from the brain to the body. Symptoms of MS may include vision problems, loss of balance, numbness, difficulty walking and paralysis.

About Facet Biotech

Facet Biotech is a biotechnology company dedicated to advancing its pipeline of four clinical-stage products, leveraging its research and development capabilities to identify and develop new oncology drugs and applying its proprietary next-generation protein engineering technologies to potentially improve the clinical performance of protein therapeutics. Facet Biotech Corporation launched in December 2008 as a spin-off from PDL BioPharma, Inc.

NOTE: Facet Biotech and the Facet Biotech logo are considered trademarks of Facet Biotech Corporation.

Forward-looking Statements

This press release contains forward-looking statements, including regarding Facet Biotech’s expected initiation of a phase 3 trial of daclizumab in MS in the first half of 2010 and potential receipt of a $30 million milestone payment from Biogen Idec, which would be triggered upon the treatment of the first patient in a phase 3 trial of daclizumab in MS. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. The development of daclizumab could be adversely impacted by changes in Facet Biotech’s development plans or timelines, including because of unexpected safety or efficacy data observed during clinical trials, enrollment rates in clinical trials, changes in expected competition and changes in regulatory support for the path towards registration.  As a result, the phase 3 trial of daclizumab in MS may not be initiated by the first half of 2010 or at all, which would adversely impact the receipt of or delay the receipt of the $30 million milestone payment Facet Biotech would otherwise receive upon enrollment of the first patient into the phase 3 study. The results observed to date in clinical trials of daclizumab in MS may not be predictive of results to be obtained in the additional evaluations and studies that would be necessary to demonstrate daclizumab to be safe and effective in the treatment of patients with MS. Other factors that may cause Facet Biotech’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in Facet Biotech’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section of its Annual Report on Form 10-K filed with the SEC. Copies of Facet Biotech’s filings with the SEC may be obtained at the “Investors” section of Facet Biotech’s website at www.facetbiotech.com. Facet Biotech expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Facet Biotech’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.